SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT


                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the registrant                              [X]
Filed by a party other than the registrant           [_]
Check the appropriate box:

[_]      Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive proxy statement

[_]      Definitive additional materials

[_]      Soliciting Material Pursuant to [ss]240.14a-11(v) or [ss]240.14a-12

                                   HUBCO, INC.
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   HUBCO, INC.
  ---------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[_]      Fee computed on table below per Exchange Act Rule 14a-6(i)(4)

         1)      Title of each class of securities to which transaction applies:

                 -----------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:

                 -----------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -----------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  -----------------------------------------------------------

         5)       Total fee paid:

                  -----------------------------------------------------------

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  -----------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  -----------------------------------------------------------

         3)       Filing party:

                  -----------------------------------------------------------

         4)       Date filed:

                  -----------------------------------------------------------

                                   HUBCO, INC.
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 1997





To Our Shareholders:

          The Annual Meeting of Shareholders of HUBCO, Inc. ("HUBCO") will be held on April 18, 1997 at 11:00 a.m. at the Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495, for the purpose of considering and voting upon the following matters:

                  (1) The election of the seven persons named in the accompanying Proxy Statement to serve as directors of HUBCO for the terms specified in the Proxy Statement.

                  (2) Such other business as may properly come before the meeting.

         Your Board of Directors unanimously recommends a vote FOR its nominees for director.

         Shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, please execute the enclosed proxy and return it to HUBCO. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to HUBCO a later-dated proxy or by delivering written notice to HUBCO.

                                   Sincerely,



                                   D. LYNN VAN BORKULO-NUZZO
                                   Executive Vice President
                                   and Corporate Secretary

March 18, 1997




                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

                                   HUBCO, INC.
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430

                            -------------------------

                                 PROXY STATEMENT
                              DATED MARCH 18, 1997



                       GENERAL PROXY STATEMENT INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HUBCO, Inc. (the "Corporation" or "HUBCO") of proxies for use at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held at the Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495, on April 18, 1997 at 11:00 a.m. local time. The business expected to be voted upon at the Annual Meeting is the election of seven persons named in this proxy statement to serve as directors for the terms specified herein. This proxy statement is first being mailed to shareholders on approximately March 18, 1997.

         Outstanding Securities and Voting Rights

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is February 28, 1997. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.

         On the record date, 21,558,531 shares of common stock, without par value, and 39,600 shares of Series B Preferred stock, $100.00 par value, were outstanding and eligible to be voted at the Annual Meeting. Each share of common stock is entitled to one vote per share. Each share of Series B Preferred stock is entitled to 33.2175 votes per share. At the Annual Meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable state law and the Corporation's certificate of incorporation and by-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

         All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the seven nominees named in this Proxy Statement, unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion.

         Revocability of Proxies

         Any shareholder giving a proxy has the right to attend and to vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by filing a later-dated proxy or a written revocation if it is sent to the Secretary of the Corporation, D. Lynn Van Borkulo-Nuzzo, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, and is received by the Corporation in advance of the Annual Meeting. A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or a written notice or revocation with the Secretary of the Meeting prior to the voting of such proxy.

         Solicitation of Proxies

         This Proxy solicitation is being made by the Board of Directors of the Corporation and the cost of the solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Corporation, Hudson United Bank ("HUB"), or Lafayette American Bank and Trust Company ("LAB"), the Corporation's wholly-owned subsidiaries, who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse such persons for their reasonable expenses incurred in forwarding the materials.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         HUBCO's Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leave the exact number to be fixed by resolution of the HUBCO Board of Directors. The HUBCO Board is presently comprised of 14 members and, by resolution of the HUBCO Board, the number of HUBCO Directors will be 13 effective upon the date of the Meeting.

         Pursuant to the HUBCO Certificate of Incorporation, the directors of HUBCO are divided into three classes. Directors are generally elected for three-year terms on a staggered basis, except that some directors may be nominated for shorter terms in order to more nearly equalize the size of the three classes.

         Messrs. Burke, Calcagnini, Poggi and Rosow are each being nominated for a three-year term extending to the 2000 Annual Meeting. Mr. Tatigian is being nominated for a two-year term extending to the 1999 Annual Meeting. Messrs. Farley and Goldstein are each being nominated for a one-year term extending to the 1998 Annual Meeting. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the HUBCO Board will be voted for a substitute nominee selected by the HUBCO Board. The HUBCO Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

         The names of the nominees for election, the directors whose terms extend beyond the HUBCO Meeting and certain information about each of them are set forth in the tables below. Years of service on the HUBCO Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.


                    Table I--Nominees for 1997 Annual Meeting
           Name, Age &
           Position with         Principal Occupation                               Director          Term
           HUBCO                 During Past Five Years                              Since          Expiring

           Robert J. Burke, 63   President and Chief Operating Officer, Union         1979           2000
                                 Dry Dock and Repair Co., Hoboken, N.J. (ship
                                 repair facility).

           Donald P.             Chairman of the Board of Directors of                1996           2000
           Calcagnini, 61        Lafayette American Bank and Trust Company
                                 since March 1993;  Chief  Executive  Officer of
                                 LAB (March 1993 to April 1994); Chairman of the
                                 Board  of  Directors  (March  1992 to  February
                                 1994);  President  (1986  to  1992)  and  Chief
                                 Executive  Officer  (1986  to  February  1994),
                                 Lafayette American Bancorp.

           Charles F.X.          President and Chief Operating Officer, The           1973           2000
           Poggi, 66             Poggi Press (general printing business).

           David A. Rosow, 54    Director of the former Westport Bancorp and          1996           2000
                                 its subsidiary The Westport Bank and Trust
                                 Company (1990-1996) and Chairman of the Board
                                 of both (1991-1996).  Chairman and CEO of
                                 Rosow & Company, Inc. (a private investment
                                 company).  President of International Golf
                                 Group, Inc.

           John H. Tatigian,     Senior Vice President of Peter Paul-Hershey          1996           1999
           Jr., 61               (confection company).

           Thomas R. Farley,     Retired February 1995; formerly a partner in         1994           1998
           70                    the law firm of Farley & Isles (1980-1995)

           Robert B.             Retired 1996; President LAB (1993-1996),             1996           1998
           Goldstein, 55         Chief Executive Officer LAB (1994-1996),
                                 Chief  Operating  Officer LAB (December 1993 to
                                 April 1994); Vice Chairman,  National Community
                                 Banks, Inc. (a bank holding company),  (January
                                 1992 to  November  1993);  President  and Chief
                                 Operating Officer, Crossland Savings Bank (1991
                                 to January 1992).



                    Table II--Directors Whose Terms Continue
                           Beyond This Annual Meeting
           Name, Age &
           Position with         Principal Occupation                               Director         Term
           HUBCO                 During Past Five Years                              Since          Expiring

           Joan David, 58        Substitute Teacher, Board of Cooperative             1994           1998
                                 Educational Services of Rockland County (1989
                                 to present).

           W. Peter McBride,     President of McBride Enterprises, Inc. and           1995           1999
           51                    President of Urban Farms, Inc. (real-estate
                                 development and investment companies).

           Bryant Malcolm, 62    President, B.D. Malcolm Company, Inc.                1995           1999
                                 (general contractors).

           Kenneth T.            Chairman, President and CEO of HUBCO and HUB.        1989           1998
           Neilson, 48,
           Chairman,
           President & CEO

           James E.              Chairman, Emeritus; Chairman of the Board of         1972           1999
           Schierloh, 67         HUBCO and HUB (1990-1996); formerly
                                 self-employed Certified Public Accountant.

           Sister Grace          Chairperson, Franciscan Health System of N.J.        1979           1998
           Frances Strauber,     (1991 - 1993), Member (1991 - present);
           69                    Administrative Post on the Leadership Team
                                 for the U.S. region of the Franciscan Sisters
                                 of the Poor (1993 - present); Management
                                 Consultant, Health System, Inc., Brooklyn,
                                 N.Y., Franciscan Sisters of the Poor (1986 -
                                 present).

         No director of HUBCO is also a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

         Board of Directors' Meetings; Committees of the HUBCO Board

         The HUBCO Board held 7 board meetings during 1996 and 6 board committee meetings. The HUBCO Board holds regularly-scheduled meetings each quarter and special meetings as circumstances require. At present, all of the directors of HUBCO also serve on at least one subsidiary bank Board.

         HUBCO has a standing Audit Committee of the Board of Directors. This committee arranges for HUBCO's and its subsidiaries' directors' examinations through its independent public accountants, reviews and evaluates the recommendations of the directors' examinations, receives all reports of examination of HUBCO, HUB and LAB by bank regulatory agencies, analyzes such regulatory reports, and reports to each Board the results of its analysis of the regulatory reports. This committee also receives reports directly from HUBCO's internal auditing department and recommends any action to be taken in connection therewith. The Audit Committee met 3 times during 1996. During 1996, Sr. Grace Frances Strauber served as Chairperson of the Audit Committee. The other HUBCO members of the Audit Committee are Messrs. Farley, Malcolm, Schierloh and Tatigian.

         HUBCO has a standing Nominating Committee consisting of Messrs. Burke, Farley, McBride, Neilson and Poggi. The committee considers recommendations from shareholders received sufficiently in advance of the mailing of the proxy statement for the annual meeting. The committee reviews qualifications of and recommends to the Board potential candidates for election as directors, business people from within the communities served by HUB who are willing to commit time and dedicate effort to the success of HUBCO, HUB or LAB. During 1996, the committee met once.

         During 1996, no incumbent director of HUBCO attended fewer than 75% of the total meetings of the HUBCO Board and meetings of committees of the HUBCO Board on which such director served except for Sister Grace Francis Strauber who attended 64%.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets forth information concerning the beneficial ownership of HUBCO Common Stock as of December 31, 1996, by each executive officer of HUBCO for whom individual information is required to be set forth in this Proxy Statement pursuant to the rules of the Commission (the "HUBCO Named Officers"), by each director and by all directors and executive officers as a group. HUBCO does not know of any person who beneficially owns more than 5% of HUBCO Common Stock.




                                                Number of Common Shares Beneficially
Name of Beneficial Owner                                         Owned (1)                      Percent Of Class
         Robert J. Burke                                        77,792 (2)                               *
         Donald P. Calcagnini                                  107,998 (3)                               *
         Joan David                                            156,503 (4)                               *
         Thomas R. Farley                                       44,001 (5)                               *
         Karen A. Foley                                         21,428 (6)                               *
         Michael H. Flynn                                      166,987 (7)                               *
         Robert B. Goldstein                                   136,681 (8)                               *
         Richard I. Linhart                                          0                                   *
         Bryant Malcolm                                         18,583 (9)                               *
         Robert Mangano                                         46,014 (10)                              *
         W. Peter McBride                                        4,023                                   *
         John F. McIlwain                                       24,095 (11)                              *
         Christina L. Maier                                     20,476 (12)                              *
         Kenneth T. Neilson                                    247,685 (13)                              1.1%
         Charles F. X. Poggi                                   219,032                                   1.0%
         David A. Rosow                                        608,949 (14)                              2.7%
         James E. Schierloh                                     77,794                                   *
         Sister Grace Frances Strauber                           1,024                                   *
         John H. Tatigian, Jr.                                  33,044 (15)                              *
         D. Lynn Van Borkulo-Nuzzo                              72,570 (16)                              *

Directors and Executive Officers of
  HUBCO as a group (20 persons)                              2,084,988 (17)                              9.1%


NOTES:

 *       Less than 1.00%.

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Series B Preferred shares have been included at their conversion ratio in calculating beneficial ownership of common shares. Beneficially owned shares also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the HUBCO dividend reinvestment plan.

(2) Of this total, 12,880 shares are held by Mr. Burke's wife, and 25,750 are held by Union Dry Dock & Repair Co. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3) Of this total, 10,167 shares are held in HUBCO's 401(k) Plan and 70 shares are held by him as Trustee for his aunt.

(4) Of this total, 10,006 are held in an IRA and 27,383 are held by Mrs. David and Mr. Lawrence David as trustees for the David Foundation.

(5) Of this total, 1,158 shares are held by Mr. Farley's wife. Mr. Farley disclaims beneficial ownership of the shares owned by his wife.

(6) Of this total, 3,135 shares are held in HUBCO's 401(k) plan, 2,819 shares are held for Ms. Foley under HUBCO's restricted stock plan and 15,450 shares represent vested options.

(7) Of this total, 16,608 shares represent common stock which may be issued upon conversion of 500 shares of HUBCO's Series B Preferred Stock owned by Mr. Flynn and 150,379 shares represent vested options. Information regarding Mr. Flynn's stock ownership was derived by HUBCO solely from its stock ownership records.

(8)      Of this total, 3,145 shares are held in HUBCO's 401(k) Plan.

(9) Of this total, 1,026 shares are held by Mr. Malcolm's wife. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(10) Information regarding Mr. Mangano's stock ownership was derived by HUBCO solely from Mr. Mangano's last filed Form 4 and stock option exercises known to HUBCO.

(11) Of this total, 3,509 shares are held in HUBCO's 401(k) plan, 2,046 shares are held for Mr. McIlwain under HUBCO's restricted stock plan and 15,450 shares represent vested options.

(12) Of this total, 7,851 shares are held in HUBCO's 401(k) plan, 3,150 shares are held for Mrs. Maier under HUBCO's restricted stock plan and 6,180 shares represent vested options.

(13) Of this total, 22,231 shares are held in Mr. Neilson's account in HUBCO's 401(k) plan, which he directs, 3,697 shares are held in an IRA, 2,626 shares are held by Mr. Neilson's wife, 15,392 shares are held for his minor children, and 139,050 shares represent vested options. Mr. Neilson disclaims beneficial ownership of the shares owned by his wife.

(14) This total includes 332,175 shares of common stock which may be issued upon conversion of 10,000 shares of HUBCO's Series B Preferred Stock owned by Mr. Rosow.

(15)     Of  this  total,  20,645  shares  are  held in an IRA  directed  by Mr.
         Tatigian.

(16) Of this total, 8,483 shares are held in Ms. Van Borkulo-Nuzzo's account in HUBCO's 401(k) plan, which she directs, 4,094 shares are held for Ms. Van Borkulo-Nuzzo under HUBCO's restricted stock plan, and 54,075 shares represent vested options.

(17) Of this total, 58,521 shares are held in HUBCO's 401(k) plans for specified individuals, 12,109 shares are held for executive officers under HUBCO's restricted stock plan, and 230,205 shares represent vested options. Excluded from the shares reported in the Table are 39,600 shares held by HUB's Trust Department as trustee for HUBCO's pension plan. These additional shares held by HUB's Trust Department are not reported as beneficially owned by HUBCO's directors or executive officers, although by virtue of the officers' and directors' service on HUB's Trust Committee, it may be asserted that the directors and officers have beneficial ownership of such shares. The directors and executive officers disclaim beneficial ownership of such shares.


                             EXECUTIVE COMPENSATION

General

Executive compensation is described below in the tabular format mandated by the Securities and Exchange Commission (the "Commission"). The letters in parentheses above each column heading are the letters designated by the Commission for such columns, and are provided to make inter-company comparisons easier.

Summary Compensation Table

The following table summarizes all compensation earned in the past three years for services performed in all capacities for HUBCO and its subsidiaries with respect to the HUBCO Named Officers.

                           SUMMARY COMPENSATION TABLE


                             Long Term Compensation
                       ----------------------------------
                                     Awards
                       ----------------------------------
                               Annual Compensation
                          ----------------------------
                                                                                                   (g)
                                                                                                Securities             (i)
         (a)                                                                   (f)              Underlying          All Other
       Name and                (b)           (c)             (d)            Restricted           Options/         Compensation
Principal Position            Year        Salary ($)     Bonus ($)            Stock              SARs(#)             (2) ($)
                                                                          Award (s)(1) $
-----------------------     ----------    -----------    -------------    ---------------      -------------     ----------------
Kenneth T. Neilson,           1996        325,000        325,000               -0-                 -0-               29,384
Chairman President &          1995        250,000        250,000               -0-                 -0-               23,196
CEO, HUBCO & HUB              1994        250,000        250,000             217,000             139,050              4,500

D. Lynn Van                   1996        160,000         80,000                -0-                -0-               10,942
Borkulo-Nuzzo, EVP &          1995        145,000         72,500               -0-                 -0-               10,146
Corporate Secretary,          1994        130,000         67,000              20,750              54,075              3,443
HUBCO, HUB & LAB

John McIlwain,                1996        124,808         62,000                -0-                -0-               10,206
President & CEO, LAB          1995        124,000         77,500               -0-                 -0-               10,982
                              1994        124,000          1,000              10,375              15,450              3,270

Karen A. Foley, First         1996         85,500         28,875               -0-                 -0-                5,565
Sr VP and Director           1995         80,305         31,375               -0-                 -0-                5,198
of Human Resources,           1994         77,500         22,550              10,375              15,450              2,064
HUBCO, HUB and LAB

Christina L. Maier,           1996         86,904         25,500               -0-                 -0-                5,315
Assistant Treasurer           1995         81,683         28,500               -0-                 -0-                5,203
and Controller HUBCO;         1994         80,000         29,500              10,375              15,450              2,190
FSVP and Controller,
HUB & LAB

Richard I. Linhart,           1996        132,173             -0-              -0-                 -0-                1,056
Former EVP and Chief          1995         36,250(3)      10,000               -0-                20,000                192
Financial Officer             1994             n/a             n/a             n/a                 n/a                 n/a
HUBCO & HUB

Robert Mangano,               1996        134,615(4)      43,750               -0-                 -0-                7,989
Former EVP, Retail            1995        173,280(5)      30,000               -0-                32,500              7,658
Banking, HUB                  1994             n/a             n/a             n/a                 n/a                 n/a

NOTES:

(1) The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Dividends are paid on all shares of restricted stock. Cash dividends are paid directly to the officer holding the restricted stock. Stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected below have been adjusted for the 3 for 2 stock split effected January, 1995 and the 3% stock dividend effected
         October, 1996. As of December 31, 1996, Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. McIlwain, Mrs. Maier and Ms. Foley held 0, 4,094, 2,046, 3,150 and 2,819 shares of restricted stock, respectively, with aggregate values of $0, $100,303, $50,127, $77,175 and $69,066, respectively. The restricted stock awards to Mr. Neilson represent 3,000 shares awarded on June 16, 1994 which vested on June 16, 1996 and 13,500 shares awarded on November 14, 1994 which vested on November 14, 1996.

(2) All amounts in this column represent employer contributions to 401(k) plans on behalf of the HUBCO Named Officers and premiums for life insurance in excess of $50,000.

(3) This amount is from the date of hire on October 2, 1995 through December 31, 1995. Mr. Linhart's annualized base compensation would have been $145,000.

(4)      This amount is from January 1, 1996 through September 6, 1996, the date
         of  Mr.   Mangano's   resignation.   Mr.   Mangano's   annualized  base
         compensation would have been $175,000.

(5) Mr. Mangano joined HUBCO on July 1, 1995 upon HUBCO's acquisition of Urban National Bank ("Urban"). This amount represents $87,500 paid by HUBCO and $85,780 paid by Urban.

Option Exercises

The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 1996 by the HUBCO Named Officers. HUBCO does not utilize stock appreciation rights ("SARs") in its compensation package, although the Commission rules require that SARs be reflected in Table headings.

                           Aggregated Option/SAR Exercises in Last Fiscal and FY-End Option/SAR Values
           (a)                       (b)                        (c)                       (d)                       (e)
                                                                                       Number of
                                                                                       Securities                 Value of
                                                                                       Underlying               Unexercised
                                                                                      Unexercised               In-the-Money
                                                                                      Options/SARs              Options/SARs
                                                                                     at FY-End (#)            at FY-End ($)(1)
                                    Shares
Name                       Acquired on Exercise (#)            Value                  Exercisable/              Exercisable/
                                                           Realized ($)              Unexercisable             Unexercisable
-------------------------- ------------------------- -------------------------- ------------------------- -------------------------
Kenneth T. Neilson                   -0-                        -0-                    139,050/0                1,674,676/0
D. Lynn Van Borkulo-Nuzzo            -0-                        -0-                     54,075/0                  651,263/0

John F. McIlwain                     -0-                        -0-                     15,450/0                  186,075/0
Karen A. Foley                       -0-                        -0-                     15,450/0                  186,075/0
Christina L. Maier                   -0-                        -0-                    6,180/9,270              74,430/111,645
Richard I. Linhart                   -0-                    25,216 (2)                  -0-/-0-                   -0-/-0-
 Robert Mangano                     32,550                  530,847                     -0-/-0-                   -0-/-0-


NOTES:

(1) Options are "in the money" if the fair market value of the underlying security exceeds the exercise price of the option at year-end.

(2) Upon Mr. Linhart's resignation, HUBCO cashed out his vested options at the excess of market value over exercise price.


Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

         Under HUBCO's restricted stock plan, each share of stock awarded is subject to a "Restricted Period" of from two to ten years, as determined by the committee administering the plan when it awards the shares. Effective upon the date of grant, the officer or employee is entitled to all the rights of a shareholder with respect to the shares, including dividend and voting rights. However, if a share recipient leaves the employment of HUBCO or its subsidiaries during the Restricted Period for any reason, his or her shares may be forfeited to HUBCO. Upon the occurrence of a change in control of HUBCO, every Restricted Period then in existence of five years or less will automatically expire.

         Under the HUBCO, Inc. 1995 Stock Option Plan, options are granted with a term not to exceed ten years from the grant date. Each option is granted with a vesting schedule as determined by the Stock Committee. In the event of a change in control, as defined in the Plan, any option which has not, as of the date of the change in control, become exercisable, becomes fully vested.

         As of January 1, 1997, the Corporation and HUB entered into revised change in control agreements with Kenneth T. Neilson and D. Lynn Van Borkulo-Nuzzo. These contracts superseded previous agreements with these Executives. At the same time, the Corporation also entered into change in control agreements with John McIlwain, Karen Foley and one other officer. Under the agreements, the Executives generally are entitled to be employed for a period of three years after a change in control, with substantially the same title, same salary and same benefits as existed prior to the change in control or the Executive is entitled to certain severance payments and benefits. These agreements do not become effective unless there is a change in control and they continue to be in effect for a period of three years after a change in control. Prior to a change in control, unless HUBCO stops their annual renewal, the agreements are for two year "evergreen" terms.

         Each agreement defines "change in control" to mean any of the following: (i) the acquisition of beneficial ownership by any person or group of 25% or more of HUBCO's voting securities or all or substantially all of its assets; (ii) the merger consolidation or combination (a "merger") of an unaffiliated entity unless following the merger HUBCO's directors constitute 50% or more of the directors of the combined entity and HUBCO's CEO is the CEO of the surviving entity; or (iii) during any two consecutive calendar years individuals who were directors of HUBCO at the start of the period cease to constitute two-thirds of the directors unless the election of the directors was approved by the vote of two-thirds of the directors then in office; or (iv) the transfer of all or substantially all of HUBCO's assets.

         With respect to Mr. Neilson's new contract, if he is terminated without cause, resigns for good reason (as defined in the contract) within the first 90 days following a change in control, resigns for any reason after that 90 day period following a change in control, dies, or is disabled, he (or his estate) is entitled to a lump sum payment equal to three times the sum of his annual salary and his highest bonus in the last three years, as well as a continuation of his family's health coverage for a period of three years. In the event that the severance payments and benefits under the agreement, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (the "Code"), the payments to Mr. Neilson would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Mr. Neilson to retain the same net amount, after such taxes as he was otherwise entitled to receive (a "Make Whole Tax Provision").

         With respect to Ms. Van Borkulo-Nuzzo's new contract, if she is terminated without cause, resigns for good reason following a change in control, dies or is disabled, she (or her estate) is entitled to a lump sum payment equal to three times the sum of her annual salary and highest annual bonus in the last three years, as well as a continuation of her family's health coverage for a period of three years. The contract for Ms. Van Borkulo-Nuzzo also contains a Make Whole Tax Provision.

         With respect to the contracts for Mr. McIlwain and Ms. Foley, if they are terminated without cause, resign for good reason following a change in control, die or are disabled, they (or their estates) are entitled to a lump sum payment equal to a multiple (three times for Mr. McIlwain, two times for Ms. Foley) of the sum of their annual salary and the highest bonus paid in the last three years, as well as a continuation of their family's health coverage for a period of three years. However, under these contracts, in the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute excess parachute payments under Section 280G of the Code, the payments and benefits under the agreements will be reduced (but not below zero) to the extent necessary to avoid excess parachute payments.


Pension Plans

Pension Plans. In 1996 HUBCO consolidated its two non-contributory, defined benefit pension plans which were previously known as: The Employees' Retirement Plan of HUBCO, Inc. (the "Base Plan") and the Retirement Plan for Non-Bargaining Employees of HUBCO, Inc. (the "Non-Bargaining Retirement Plan"), both of which apply to employees of HUBCO and its designated subsidiaries. The consolidated Plan is now known as the Employees Retirement Plan of HUBCO, Inc. (the "Plan").

The Plan. The Plan covers any employee of HUBCO or its subsidiaries who works over 1,000 hours per year, is over age 20 1/2 and has completed 6 months of service. The annual retirement benefit for the HUBCO Named Officers is the sum of (i) 1.25% of the employee's base year-end compensation during the year he or she joins the Plan multiplied by the number of years of service with HUBCO or HUB prior to joining the Plan; plus (ii) 1.25% of the employee's base year-end compensation during each year of a participant's service after joining the Plan. Retirement benefits normally commence when an employee reaches age 65 but provides for early retirement when an employee's age plus years of service equals 85.

         Additional retirement benefits are provided to non-bargaining employees of HUBCO and its subsidiaries. The annual retirement benefit for covered employees is calculated by taking 1% of an employee's base average annual earnings (determined by averaging the highest five continuous years of credited service, excluding the last year of service) multiplied by the years of credited service, adding 1/2% of an employee's base average annual earnings in excess of the average Social Security Wage Base (calculated based upon the year of birth) multiplied by the years of credited service, and subtracting the pension benefit the employee will receive under the basis calculation. The Plan also provides for disability pension benefits.

         In the Plan, compensation in the form of a bonus is excluded from benefit calculations. Thus, for each Named Officer, only the amounts which are shown each year under the heading "Salary" in the Summary Compensation Table in this Proxy Statement are covered.

         As of January 1, 1996, HUBCO adopted a Supplemental Employee Retirement Plan ("SERP"). The SERP provides a pension benefit which, in large part, makes up the amount of the benefits which cannot be provided under the Plan as a result of the limit on the amount of compensation which can be taken into account under Section 401(a)(17) of the Code ($150,000 in 1996 and indexed for inflation in subsequent years) and the amount of benefits payable to Section 415 of the Code. Unlike the Plan, the SERP covers salary and one-third of incentive compensation. The benefit is payable as a single life annuity and 100% survivor benefits are paid for the life of the designated beneficiary. Kenneth Neilson is the only person who has been designated as a participant under the SERP. HUBCO has purchased life insurance to fund the benefit.

         The following table shows an employee's estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 1997 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. Except for Mr. Neilson, the amounts in the table below are limited under Section 401(a)(17) of the Code, as described in the preceding paragraph.
The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 13 years of credited service under the pension plan as of January 1, 1997 and, at age 65, would have 30 years of credited service. Ms. Van Borkulo-Nuzzo has approximately 30 years of credited service under the pension plan as of January 1, 1997, and, at age 65, would have approximately 48 years of credited service. Mr. McIlwain has approximately 4 years of credited service as of January 1, 1997 and, at age 65, would have 11 years of credited service. Ms. Foley has approximately 13 years of credited service as of January 1, 1997 and, at age 65, would have 28 years of credited service. Mrs. Maier has approximately 16 years of credited service as of January 1, 1997 and, at age 65, would have approximately 39 years of credited service. Mr. Linhart does not have any credited service in the pension plan as of January 1, 1997. Mr. Mangano has approximately 5 years of credited service as of January 1, 1997 and, as a result of his resignation, will not accrue further service credits.

                               Pension Plan Table

                                Years of Service
                   Salary                  15               20                25                30               35
                   $125,000              $26,057           $34,742           $43,428         $52,113            $60,799
                   $150,000              $31,682           $42,242           $52,803         $63,363            $73,924
                   $200,000              $42,932           $57,242           $71,553         $85,863           $100,174
                   $250,000              $54,182           $72,242           $90,303        $108,363           $126,424
                   $300,000              $65,432           $87,242          $109,053        $130,863           $152,674
                   $350,000              $76,682          $102,242          $127,803        $153,363           $178,924
                   $400,000              $87,932          $117,242          $146,553        $175,863           $205,174
                   $450,000              $99,182          $132,242          $165,303        $198,363           $231,424
                   $500,000             $110,432          $147,242          $184,053        $220,863           $257,674
                   $550,000             $121,682          $162,242          $202,803        $243,363           $283,924
                   $600,000             $132,932          $177,242          $221,553        $265,863           $310,174



Directors' Compensation

The HUBCO Board has established directors' retainers and fees effective January 1, 1996 as follows:

         (1)      Committee Retainers:
                  Chairman, Audit Committee                            $5,000
                  Chairman, Compensation Committee                     $5,000
                  Chairman, Nominating Committee                       $2,500
                  Chairman, Long Range Planning Committee              $5,000
                  Chairman, Trust Committee                            $5,000
                  Member, Audit Committee                              $1,500
                  Member, Compensation Committee                       $1,500
                  Member, Nominating Committee                         $  750
                  Member, Long Range Planning Committee                $1,500
                  Member, Trust Committee                              $1,500
         (2)      Annual Director's Retainer                           $6,000
         (3)      HUBCO Board Meetings                                 $  500
         (4)      Subsidiary Board Meetings                            $  250


         The Chairman, President and CEO does not receive any retainer or Board fees. No fees are paid for committee attendance. The Executive Committee was created in January, 1997 and no retainers have yet been paid to the chairman or the members of the Executive Committee. Executive Committee compensation will be established after the HUBCO Board of Directors meeting scheduled for the date of the Annual Meeting.

         Retirement. During 1996, the Board voluntarily discontinued a retirement plan which would have provided non-employee directors having at least 36 months of service upon retirement with a retirement benefit each year for a period up to 10 years equal to 10% of the director's retainer in effect at the date of his or her retirement, multiplied by the number of years of service as a director (not to exceed 10 years). Payout of vested benefits began in 1996.

         Deferred Compensation. The HUBCO Board adopted a nonqualified Deferred Compensation Plan for directors covering the retainer and committee fees effective January 1, 1995. Participation is optional. Interest is paid on deferred fees at the highest rate paid by HUB on passbook savings. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Bonuses are based upon parameters established by the full HUBCO Board. All actions of the Compensation Committee are subject to review and ratification by the Boards of Directors of HUBCO, HUB and LAB. Thus, this report is being issued over the names of all the directors of HUBCO and is concurred in by all compensation committees members.

         The Compensation Committee members are: Charles F.X. Poggi (Chairman), Robert Burke, Joan David, W. Peter McBride, Robert Goldstein and John Tatigian.

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that HUBCO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Policy

         HUBCO's policy is to compensate its executives fairly and adequately for the responsibility assumed, for the success and direction of HUBCO, for the effort expended in discharging that responsibility, and for the results achieved directly or indirectly from each executive's performance. "Fair and adequate compensation" is established after careful review of:

         1.       HUBCO's earnings;

         2. HUBCO's performance as compared to other companies of similar size and market area; and

         3. Comparison of what the market demands for compensation of similarly situated experienced executives.

         Total compensation takes into consideration a mix of base salary, bonus, perquisites, restricted stock awards and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals, and reward extraordinary achievement.

         The Compensation Committee also considers net income for the year and earnings per share of HUBCO Common Stock before finalizing officer increases for the coming year.

         Based upon its current levels of compensation, HUBCO is not affected by the provisions of the Code which limit the deductibility to a company of compensation in excess of $1 million paid to any of its top five executives. Since the grant of options under the 1995 Stock Option Plan may, in subsequent years, result in total compensation to an officer in excess of $1 million, the 1995 Stock Option Plan has been designed so that compensation payable under the Option Plan conforms to the Code requirements and will be deductible by HUBCO.

         In  certain  instances,   compensation   decisions  take  into  account
contractual commitments assumed by or agreed to by HUBCO as a result of an acquisition.

Base Salary

         Subject to HUBCO Board review and ratification, the responsibility for establishing base salary for executives is delegated to the Compensation Committee.

         Salary is minimum compensation for any particular position and is not tied to any performance formula or standard. However, that is not to say that poor performance will not result in termination. Superior performance is expected of all executive officers.

         To establish salary, the following criteria are used:

         1.       Position description.

         2.       Direct responsibility assumed.

         3. Comparative studies of peer group compensation. Special weight is given to local factors as opposed to national averages.

         4. Earnings performance of HUBCO resulting in availability of funds for payment of salary expense.

         5. Competitive level of salary to attract and retain qualified and experienced executives.

Annual Bonuses

         Each year the HUBCO Board establishes the parameters for the award of bonuses. The current parameters involve HUBCO's performance specifically related to return on equity and minimum loan loss reserve levels.

         Under the bonus program the bonus pool may not exceed 10% of after tax profits of HUBCO and the creation of the bonus pool may not cause the year-end results to fall below the targeted return on equity or the loan loss reserve to fall below the targeted loan loss reserve percentage. If the targeted results are not achieved, no bonuses will be paid under the program. Even if the targeted level is achieved, each department must meet its budget in order to be eligible for a bonus and employees must achieve key established goals in order to be personally eligible.

Restricted Stock

         The  responsibility   for  establishing   restricted  stock  awards  is
delegated to a sub-committee of the Compensation Committee.

         Twice annually the sub-committee of the Compensation Committee meets to evaluate management's recommendations concerning meritorious performance of all officers and employees for consideration to receive restricted stock awards.

         The Compensation Committee makes awards based upon the following criteria:

         1.       Performance of the officer or employee in HUBCO, HUB or LAB.

         2. The benefit which HUBCO, HUB or LAB has derived as a result of the efforts of the award candidate under consideration.

         3. HUBCO's desire to encourage long-term employment of the award candidate.

Stock Options

         The 1995 Stock Option Plan was approved by HUBCO's shareholders at the 1995 Annual Meeting.

         The   responsibility   for  awards  of  stock   options  rests  with  a
sub-committee of the Compensation Committee.

         The sub-committee of the Compensation Committee makes recommendations for awards based upon the following criteria:

         1.       Performance of the officer or employee in HUBCO, HUB or LAB.

         2. The benefit which HUBCO, HUB or LAB has derived as a result of the efforts of the award candidate under consideration.

         3. HUBCO's desire to encourage long-term employment of the award candidate.

Perquisites

         Perks, such as company automobiles and their related expenses, country club memberships, auxiliary insurance benefits and other perks which the HUBCO Board may approve from time to time are determined and awarded pursuant to evaluation under the same criteria used to establish the base salary or, in certain circumstances, pursuant to contractual commitments assumed by or agreed to by HUBCO as a result of an acquisition.

                                    * * * * *

         HUBCO has long believed that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. The bonus program, restricted stock awards and stock option awards all provide competitive compensation which increase based on HUBCO's performance. Since each bonus is based on a direct, explicit link to HUBCO's performance, it is directly and explicitly linked to the value received by shareholders. HUBCO's profitability inures to the benefit of shareholders, and is a direct result of the direction established by management. The general compensation philosophy is that base salary for senior executives should place compensation at about the twenty-fifth percentile of the peer group but that total compensation (including bonus, restricted stock and options) should place compensation above the seventy-fifth percentile in line with HUBCO's performance.

         In 1996 the Compensation Committee utilized two salary surveys to establish executive compensation. The first survey, conducted by Wyatt Data Services, entitled "Financial Institution Benchmark Compensation Report", was prepared for the Northeastern United States financial industry. The second report, "N.J. Bankers' Salary Survey", prepared by KPMG Peat Marwick, identified compensation in institutions in the $1 to $3 billion category in the New York, New Jersey, Pennsylvania tri-state area.

         Mr. Neilson, the Chairman, President and CEO of HUBCO, received an increase of $40,000, effective for 1997. He is eligible for bonuses equal to 100% of his base salary. Mr. Neilson's base salary is $365,000. The HUBCO Board believes that this package represents fair compensation in view of HUBCO's 1996 performance and peer group comparisons.


                         THE BOARD OF DIRECTORS OF HUBCO

                                 Robert J. Burke
                              Donald P. Calcagnini
                                   Joan David
                                Thomas R. Farley
                                Michael H. Flynn
                               Robert B. Goldstein
                                 Bryant Malcolm
                                W. Peter McBride
                               Kenneth T. Neilson
                               Charles F.X. Poggi
                                  David A Rosow
                               James E. Schierloh
                          Sister Grace Francis Strauber
                              John H. Tatigian, Jr.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1991 in: (a) HUBCO Common Stock; (b) the Standard & Poor's ("S&P") 500 Index; and (c) the Keefe, Bruyette & Woods 50 ("KBW 50") Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

         This year,  HUBCO  switched  from a  self-determined  peer group of New
Jersey based bank holding companies to the KBW 50, an index composed of fifty money center and regional banks. Since HUBCO began preparing these performance graphs, the composition of the peer group has had to be changed every year due to mergers and corporate reorganizations. HUBCO believes that the limited number and geographical proximity of the banks in the peer group have tended to make the peer group returns unduly volatile, whereas the KBW 50 Index should provide a consistent means for comparing the performance of HUBCO's Common Stock against other financial institutions generally. The comparable figures in the graph below for HUBCO's 1996 peer group (Commerce Bancorp Inc. N.J.; First Union Bancorp, formerly First Fidelity Bancorporation; PNC Corp., formerly Midlantic Corp.; The Summit Bancorporation (prior to its merger with UJB Financial Corp.); Trust Co. of N.J.; Summit Bancorp, formerly UJB Financial Corp.; Valley National Bancorp) would have been 12/31/91 - $100; 12/31/92 - $165.79; 12/31/93 -
$180.36; 12/31/94 -$190.76; 12/31/95 - $331.07; 12/31/96 - $411.50.






                          1991               1992              1993               1994               1995              1996

HUBCO Inc.                $100             $203.93            $286.45            $288.81           $447.74            $527.43
S&P 500 Index             $100             $107.62            $118.46            $120.03           $165.13            $203.05
KBW 50 Index              $100             $127.42            $134.48            $127.62           $204.41            $289.15


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above under the caption "Board Compensation Committee Report on Executive Compensation," various aspects of the compensation of the HUBCO Named Officers are determined by the Compensation Committee.

         The Compensation Committee members are: Charles F.X. Poggi (Chairman), Robert Burke, Joan David, W. Peter McBride, Robert B. Goldstein and John H. Tatigian, Jr.

         Mr. Neilson serves on the Boards of Directors of HUBCO, HUB and LAB and is an officer of HUBCO and HUB. Mr. Neilson absented himself from all discussions, and abstained from all voting, on the Boards on which he served with respect to his own compensation.

         Charles F.X. Poggi, who serves on the Boards of Directors of HUBCO and HUB, and who is the Chairman of the Compensation Committee and is involved in setting executive compensation, is President of Poggi Press, a general printing company. During 1996, Poggi Press was paid $177,437 for printing work for HUBCO and its subsidiaries. Management believes the terms and conditions of this transaction to be equivalent to terms available from an independent third party.

         W. Peter McBride, a Director of HUBCO and HUB, serves on the Compensation Committee. Various companies with which Mr. McBride is affiliated have business relationships with HUBCO or HUB. The Franklin Lakes office of HUB (obtained through merger with Urban) is leased from Urban Farms Shopping Center, Inc., a New Jersey corporation of which W. Peter McBride is the President and a shareholder. The lease was originally executed in 1979 and extended on November 1, 1994 to December 31, 1999. Management believes the terms and conditions of this lease to be equivalent to terms available from an independent third party. The annual aggregate lease payments through December 31, 1996 were $180,456.
Urban Farms, Inc., a McBride-owned company, does landscape work for HUB. In 1996, $1,428 was paid for such services. Albert P. Schmidt Construction Co., a McBride-owned company, does renovations and repairs at 1000 MacArthur Blvd., Mahwah, New Jersey. In 1996, $86,795 was paid for such services. Independent Electric Co. does subcontracting work at 1000 MacArthur Blvd., Mahwah. Any amounts due to this subcontractor were included in amounts paid to Albert P. Schmidt Construction Co. reflected above. F. A. McBride Co. does heating and air conditioning work at various locations previously a part of Urban. In 1996, this company was paid $42,251 for such services.

Certain Transactions with Management

         HUB and LAB have made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make, loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have all been made in the ordinary course of the banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or other unfavorable features. Directors, executive officers and their associates did not during 1996 or during 1997 through the date of this Proxy Statement borrow from HUB or LAB an amount in excess of 10% of either bank's equity capital for any one director or executive officer (together with their associates) or an amount in excess of 20% of either bank's equity capital for all directors and executive officers and their associates as a group.


        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires HUBCO's directors, principal officers, and persons who own more than 10% of HUBCO's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of such securities. To HUBCO's knowledge, based solely on a review of the copies of such reports furnished to it, during the fiscal year ended December 31, 1996, Section 16(a) filing requirements with respect to HUBCO's equity securities were complied with.


                 RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 1

         HUBCO directors will be elected by a plurality of the votes cast at the HUBCO Meeting, whether in person or by proxy. THE HUBCO BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Anderson LLP, independent public accountants, have audited the books and records of HUBCO since 1991. Selection of HUBCO's independent public accountants for the 1997 fiscal year will be made by the Board of Directors subsequent to the Annual Meeting.

         Arthur Anderson LLP has advised HUBCO that one or more of its representatives will be present at the Annual Meeting of shareholders to make a statement if they so desire and to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Any proposal which a HUBCO shareholder wishes to have included in the Proxy solicitation materials of HUBCO to be used in connection with the 1998 Annual Meeting must be presented to HUBCO no later than November 18, 1997.


                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.


         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Corporation in the enclosed envelope.



                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  Kenneth T. Neilson
                                  Chairman, President and
                                  Chief Executive Officer




Mahwah, New Jersey
March 18, 1997